Exhibit 99.1

Amedisys Signs Definitive Agreement to Acquire

AseraCare Hospice

BATON ROUGE, La., April 27, 2020 (GLOBE NEWSWIRE) — Amedisys, Inc. (NASDAQ:AMED), a leading provider of home health, hospice and personal care, announced today that it has, through one of its wholly owned subsidiaries, signed a definitive agreement to acquire Homecare Preferred Choice, Inc., doing business as AseraCare Hospice (“AseraCare Hospice”), a national hospice care provider with an executive office in Plano, Texas and administrative support center in Fort Smith, Arkansas. Founded in 1994, AseraCare Hospice cares for more than 2,100 patients daily and employs more than 1,200 hospice professionals in 44 locations across 14 states, generating approximately $117 million in annual revenues.

Under the terms of the agreement, expected to close on, or around, June 1, 2020, pending regulatory approvals, Amedisys will acquire 100 percent of the ownership interests in AseraCare Hospice for a cash purchase price of $235 million, which is inclusive of a $32 million tax asset bringing the net purchase price to $203 million. The Company will not use any of the funds received by the Company from the Public Health and Social Services Emergency Fund that was appropriated by Congress to the Department of Health and Human Services in the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, to fund the acquisition.

“AseraCare Hospice is a company we have been watching and admiring closely for many years with high regard,” stated Amedisys CEO and President Paul Kusserow. “AseraCare is, undoubtedly, one of the best companies in the hospice industry, and it has been our collective long-time aspiration to have them join the Amedisys family. Their great culture, top-tier management, unwavering focus on quality care, and our complementary geographic footprint, make AseraCare a perfect match for Amedisys. We’re looking forward to coming together as one, strong organization, serving more patients in more places.”

The transaction adds greater scale to Amedisys’ high-quality, nationwide network of 146 hospice care centers. Post-closing, the combined hospice operations will include 190 care centers in 35 states, with an average daily census of approximately 14,000 patients and approximately 7,000 hospice employees.

The agreement continues Amedisys’ three-pronged hospice strategy outlined in January 2018 of executing large acquisitions with Compassionate Care Hospice, tuck-in acquisitions with RoseRock Healthcare and Asana Hospice and successfully building eight de novo operations.

“AseraCare and Amedisys have a shared mission-driven purpose of providing the highest quality care for patients and their families, and coming together as one is just a natural transition to which all of us are looking forward to embarking upon,” said AseraCare Hospice’s President, Larry Deans. “We share an absolute and sacred commitment to help our patients live each day to its fullest, one person, one family and one community at a time.”

Media Contact:	Investor Contact:

Kendra Kimmons	Nick Muscato
Vice President of Marketing & Communications	Vice President of Strategic Finance
225-299-3708	615-928-5452
kendra.kimmons@amedisys.com	nick.muscato@amedisys.com

About AseraCare Hospice

AseraCare is a leading provider of hospice services caring for more than 2,100 patients and families per day. The company operates 44 locations in 14 states. For more information about AseraCare visit: www.aseracare.com.

About Amedisys:

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 2,600 hospitals and 67,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, La. with an executive office in Nashville, Tenn., Amedisys is a publicly held company. With more than 21,000 employees in 480 care centers in 38 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 415,000 patients and clients in need every year. For more information about the Company, please visit: www.amedisys.com.

Forward-Looking Statements

When included in this press release, words like “believes,” “belief,” “expects,” “strategy,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would,” “should” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those described therein. These risks and uncertainties include, but are not limited to the following: the impact of the COVID-19 pandemic, including the measures that have been and may be taken by governmental authorities to mitigate it, on our business, financial condition and results of operations, changes in or our failure to comply with existing federal and state laws or regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical payment levels, our ability to open care centers, acquire additional care centers and integrate and operate these care centers effectively, competition in the healthcare industry, changes in the case mix of patients and payment methodologies, changes in estimates and judgments associated with critical accounting policies, our ability to maintain or establish new patient referral sources, our ability to consistently provide high-quality care, our ability to attract and retain qualified personnel, changes in payments and covered services by federal and state governments, future cost containment initiatives undertaken by third-party payors, our access to financing, our ability to meet debt service requirements and comply with covenants in debt agreements, business disruptions due to natural disasters or acts of terrorism, our ability to realize the anticipated benefits of acquisitions, and changes in law or developments with respect to any litigation relating to the Company, including various other matters, many of which are beyond our control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. We expressly disclaim any obligation or undertaking and we do not intend to release publicly any updates or changes in our expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based, except as required by law.